NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2016 THIRD QUARTER LEASING

NEW YORK, NEW YORK (September 20, 2016) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that in its fiscal 2016 third quarter, it had a net increase of approximately 127,000 square feet in space leased, renewed a lease of approximately 50,000 square feet and leased its Quincy, Florida production nursery (the “Florida Farm”). The net increase in space leased was driven by a ten year lease for approximately 120,000 square feet in 5210 Jaindl Boulevard (“5210 Jaindl”), Griffin’s approximately 252,000 square foot industrial/warehouse building in the Lehigh Valley of Pennsylvania that was completed in June 2016. The new tenant is expected to take occupancy in the fiscal 2017 first quarter. Griffin is in negotiations to lease the balance of 5210 Jaindl. With the addition of 5210 Jaindl, Griffin now owns approximately 1,183,000 square feet of industrial/warehouse space in the Lehigh Valley. In the fiscal 2016 third quarter, Griffin also extended a lease of approximately 50,000 square feet, and added approximately 10,000 square feet to that lease, in one of its industrial/warehouse buildings in New England Tradeport (“NE Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut. Also in the fiscal 2016 third quarter, Griffin entered into a three year lease of its Florida Farm with a nursery grower that includes an option for the tenant to purchase the Florida Farm at any time during the lease period at an agreed upon price. The previous lease of the Florida Farm expired in the fiscal 2016 second quarter. Griffin is also in negotiations to lease an entire approximately 57,000 square foot industrial/warehouse building in NE Tradeport. The previous lease for that building expired earlier this year.

Through the first nine months of fiscal 2016, Griffin has leased approximately 263,000 square feet of industrial/warehouse space and approximately 16,000 square feet of office/flex space. In addition to the new lease in 5210 Jaindl, the leasing of industrial/warehouse space also includes an approximately 101,000 square foot lease in 4270 Fritch Drive, one of Griffin’s four other industrial/warehouse buildings in the Lehigh Valley. Leases aggregating approximately 61,000 square feet of industrial/warehouse space and approximately 31,000 square feet of office/flex space expired in the first nine months of fiscal 2016. As a result of the leasing activity during the first nine months of fiscal 2016, Griffin’s space under lease increased by approximately 187,000 square feet since the start of its 2016 fiscal year.

As of the end of the fiscal 2016 third quarter, Griffin’s portfolio of approximately 3,297,000 square feet was approximately 88% leased (which includes the approximately 132,000 square foot vacancy in the newly constructed building, 5210 Jaindl), as compared to approximately 89% leased at the end of fiscal 2015, before 5210 Jaindl was added to Griffin’s portfolio.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements include the timing of occupancy by the new tenant in 5210 Jaindl and the leasing of the balance of 5210 Jaindl. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.